Exhibit (a)(4)

Offer to Purchase for Cash

Up to 5,520,229 Shares of Common Stock

of

COMSCORE, INC.

at

$46.13 Net Per Share

Pursuant to the Offer to Purchase Dated February 20, 2015

by

CAVENDISH SQUARE HOLDING B.V.

an indirect wholly-owned subsidiary of

WPP PLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF FRIDAY, MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Cavendish Square Holding B.V., a private limited liability company organized under the laws of the Netherlands (“Purchaser”), which is indirectly wholly-owned by WPP plc, a public limited company incorporated under the laws of Jersey (“WPP”), is making an offer to purchase up to 5,520,229 shares of common stock, par value $0.001 per share (the “Shares”), of comScore, Inc., a Delaware corporation (the “Company”), at a price of $46.13 per Share net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 20, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

1.	The Offer to Purchase, dated February 20, 2015;

2.	The Letter of Transmittal, including a Substitute Form W-9 relating to backup federal income tax withholding, for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery, to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. backup federal income tax withholding; and

6.	A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 12:00 Midnight, New York City time, at the end of Friday, March 20, 2015, unless the Offer is extended. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 20, 2015 (except during any extension of the Offer).

The Offer is not conditioned upon receipt of financing or upon any minimum number of Shares being tendered. The Offer is, however, conditioned upon the satisfaction or waiver of other conditions described in Section 16 of the Offer to Purchase.

The Offer is being made pursuant to a Stock Purchase Agreement, dated as of February 11, 2015 (as may be amended from time to time, the “Stock Purchase Agreement”), by and among Purchaser, WPP Group USA, Inc., a Delaware corporation and affiliate of WPP (“GUSA”), comScore and comScore’s subsidiary, CS Worldnet Holding B.V., a private limited liability company organized under the laws of the Netherlands and in connection with a strategic relationship being entered into between WPP and comScore. The strategic relationship includes the acquisition by comScore, pursuant to the Stock Purchase Agreement, of the internet audience measurement (“IAM”) business currently managed by WPP’s Kantar group of companies in Norway, Sweden and Finland (the “European IAM Business”) in exchange for a number of newly issued shares (the “Consideration Shares”) equal to 4.45% of the sum of (x) the outstanding Shares as of the close of business on the business day prior to the closing of the Stock Purchase Agreement plus (y) the Consideration Shares. If the number of Shares Purchaser acquires pursuant to the Offer, together with the Consideration Shares, is less than 15% of the Shares outstanding after giving effect to the Consideration Shares, Purchaser will have the option to acquire newly-issued Shares at a price per Share equal to the Offer Price to increase its aggregate holdings to an amount equal to 15% of the Shares outstanding after giving effect to the issuance of the Consideration Shares and the issuance of the Shares issuable upon the exercise of the option. Purchaser, GUSA and comScore have entered into a Stockholders Rights Agreement and a Voting Agreement that will govern Purchaser and GUSA’s rights and obligations as a holder of Shares and a Strategic Alliance Agreement pursuant to which WPP and comScore will collaborate on cross-media audience measurement (including the combined reporting of IAM, television audience measurement and other media) business outside the United States.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, at the end of Friday, March 20, 2015. Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the expiration of the Offer must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Purchaser is offering to purchase up to 5,520,229 Shares pursuant to the Offer. If more than 5,520,229 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, the Purchaser will accept for payment and pay for 5,520,229 Shares tendered on a pro rata basis, adjusted by rounding down to the nearest whole number of Shares tendered by each stockholder to avoid purchases of fractional Shares. If proration of tendered Shares is required, Purchaser does not expect to announce the final results of proration or pay for any Shares until at least five trading days after the Expiration Date. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than D.F. King & Co., Inc. (the “Information Agent”) and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Cavendish Square Holding B.V.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.